Exhibit 7

[LOGO] Corel

                             For Immediate Release

            Corel Voting Continues Up to Tomorrow's Special Meeting

Ottawa, Canada and San Francisco, CA - August 19, 2003 - Corel Corporation (NASDAQ: CORL, TSX: COR) and the Vector Capital Group today reminded Corel securityholders that they can still submit their votes for tomorrow's Special Meeting by either attending in person or by proxy as long as the proxy forms are received in time for the start of the meeting.

The Special Meeting of the Company's securityholders will be held at 4:00 p.m., Eastern time, on August 20, 2003 at the Holiday Inn on King, 370 King Street West, Toronto. Those eligible to vote are holders of Corel securities including:
Corel common shares; Series A participating convertible preferred shares; and options, warrants or other securities (excluding Series A Shares) exercisable for, convertible into or exchangeable for common shares for less than US $1.05 per share.

Proxy voting by mail or by fax officially ended August 18, 2003 at 5:00 p.m. Eastern. However, Corel securityholders who are registered shareholders or who hold convertible securities may still vote by attending the meeting in person. In addition, Computershare has confirmed that it will continue to accept mailed or faxed proxies up to 5:00 p.m. Eastern tonight, August 19, 2003. To cast their vote, holders of Corel common shares are asked to complete and return the white proxy form while those with Corel convertible securities should use the green proxy form.

Corel shareholders whose securities are held by a broker may contact their broker, or vote via the Internet or telephone using the control number found on their proxy form.

At the Special Meeting, Corel securityholders will vote on three resolutions including one approving a Plan of Arrangement that would result in the Vector Capital group acquiring all the common shares of Corel for US $1.05 (or approximately Cdn $1.48 based on recent exchange rates) per share.

"Based on the most recent voting reports, the resolutions are receiving broad-based support from large and small shareholders alike," said James Baillie, Chairman of the Board of Corel Corporation. "Corel wants to encourage as many securityholders as possible to vote to ensure that their views are reflected in this important decision about the company's future."

Added Alex Slusky, Managing Partner at Vector Capital: "While the vote has generated a passionate response among some shareholders, it's important that shareholders base their decision not on the misguided and potentially misleading claims of a dissident few, but on a realistic view of the facts as described in detail in the Management Proxy Circular sent to all securityholders."

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As discussed in detail in the Mangement Proxy Circular, the facts are as follows:

o The Vector proposal has been unanimously recommended by the Board of Directors of Corel after a thorough analysis of Corel's historical operating results, financial condition, and prospects, as well as the market conditions, trends and future prospects of the industry in which Corel operates.

o It represents a 42 percent premium over the US $0.74 value of Corel shares at the time negotiations with Vector were first publicly announced.

o The proposal is fair to securityholders from a financial point of view, according to the opinion provided to the Board of Directors by its financial advisor, CIBC World Markets Inc.

o Pursuant to certain securities law requirements, a Formal Valuation of the issued and outstanding common shares as at May 31, 2003 was prepared for the Corel Board of Directors by KPMG Corporate Finance Inc. which valued the common shares in a range of US $1.00 to $1.08. Full details of the KPMG Formal Valuation are included as part of the Management Proxy Circular.

o Vector's proposal remains the only proposal currently available to securityholders even after CIBC World Markets, working on behalf of the Board of Directors, conducted an extensive search for alternatives.

o The proposal is subject to the Board's fiduciary right to consider and recommend a superior proposal should one emerge.

Vector Converts Series A Shares

Vector CC Holdings, SRL (a member of the Vector Capital group) has converted 12,500,000 of its 22,890,000 Series A participating convertible shares into an equal number of voting common shares and has agreed to vote those common shares, in addition to its Series A shares, in favor of the transaction. Common shares voted by Vector count toward achieving a quorum for the meeting, but do not change the requirement that, in order for the Plan of Arrangement to be approved, it must gain the support of a majority of the non-Vector shares voted at the meeting.

Following this conversion, Vector CC Holdings, SRL holds 10,390,000 Series A shares representing 100% of the outstanding shares of that class and 12,500,000 common shares representing 11.85 % of the outstanding shares of that class (or
19.75 % of the common shares assuming conversion of all remaining Series A shares held by Vector CC Holdings, SRL into common shares).

Corel securityholders who have questions about the Special Meeting or who require a proxy may contact their brokers or MacKenzie Partners Inc. toll-free at (800) 322-2885.

Corel Corporation

Founded in 1985, Corel Corporation (www.corel.com) is a leading technology company specializing in content creation tools, business process management and XML-enabled enterprise solutions. The company's goal is to give

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consumers and enterprise custom ers the ability to create, exchange and instantly interact with visual content that is always relevant, accurate and available. With its headquarters in Ottawa, Canada, Corel's common stock trades on the Nasdaq Stock Market under the symbol CORL and on the Toronto Stock Exchange under the symbol COR.

Vector Capital

Vector Capital is a San Francisco-based venture capital and private equity firm focused on special opportunity investments in software and information technology services. Vector serves the needs of growing software companies by actively partnering w ith their management in creating value for their custom ers and shareholders. Vector Capital's investments include LANDesk Software, Savi Technology and ProcessClaims. Additional information about Vector Capital can be obtained at www.vectorcapital.com.

This press release contains forward-looking statements as defined by the United States Private Securities Litigation Reform Act of 1995, involving the com pany's expectations about future financial results and other matters. These statements reflect management's current forecast of certain aspects of the company's future business. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results of operations to differ materially from historical results or current expectations. The words "plan", "expect", "believe", "intend", "anticipate", "forecast", "target", "estimate" and similar expressions identify forward-looking statem ents. Risk factors include shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to Corel's most recent reports filed with the Securities and Exchange Commission for a more com plete discussion of the other risks and uncertainties. The factors underlying forecasts are dynamic and subject to change. As a result, forecasts speak only as of the date they are given and do not necessarily reflect the company's outlook at any other point in time. The company does not undertake to update or review these forw ard-looking statements.

                                      -30-

(C) 2003 Corel Corporation. All rights reserved. Corel and the Corel logo are trademarks or registered trademarks of Corel Corporation and/or its subsidiaries. All other product, font and company nam es and logos are trademarks or registered tradem arks of their respective com panies.

For further information:

Media:

Corel Corporation                 Vector Capital
Anne Vis                          John Lute
Corel Corporation                 Lute & Company
(613) 728 0826 ex 5182            (416) 929 5883 ex 222
anne.vis@corel.com                jlute@luteco.com

Investors:
Deborah Pawlowski                 MacKenzie Partners Inc.
KEI Advisors                      Toll free: 1 800 322 2885
(716) 843-3908                    Collect: (212) 929-5500
dpawlowski@keiadvisors.com        Proxy@mackenziepartners.com